UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2016

Stellus Capital Investment Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-00971	46-0937320
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4400 Post Oak Parkway, Suite 2200
Houston, Texas 77027

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 292-5400

Not Applicable

______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 31, 2016, Stellus Capital Investment Corporation (the “Company”) entered into a Fourth Amendment to Senior Secured Revolving Credit Agreement (the “Amendment”), by and among the Company, SunTrust Bank, as a lender and the administrative agent, and the lenders named therein. The Amendment amends the Company’s Senior Secured Revolving Credit Agreement dated as of November 13, 2012 (the “Credit Facility”).

The Amendment modifies one of the conditions that the Company must satisfy before each draw under the Credit Facility. Under the existing Credit Facility, the Company is effectively prohibited from increasing its borrowings under the existing Credit Facility unless, after giving effect to a proposed borrowing, the Company has an asset coverage ratio equal to or exceeding 2.25 to 1. The Amendment permits the Company to also borrow under the Credit Facility if (i), after giving effect to the borrowing, the Company has an asset coverage ratio equal to or exceeding 2.20 to 1 (but less than 2.25 to 1) and (ii) certain other financial-condition and liquidity metrics are satisfied at the time of such incurrence, including relating to (A) the percentage of PIK interest received for the prior quarter; (B) the percentage of non-accrual investments at the time of such draw; and (C) the percentage of liquid assets held by the Company at such time (if the Company is already 80% drawn under the Credit Facility at the time of the proposed draw).

Stifel Bank and Trust Company and the other lenders under the Credit Facility, and their respective affiliates, may from time to time receive customary fees and expenses in the performance of investment banking, financial advisory, or other services for the Company.

The above summary is not complete and is qualified in its entirety by the full text of the Amendment, which is filed as an exhibit hereto.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Fourth Amendment to Senior Secured Revolving Credit Agreement, dated as of August 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 2, 2016	Stellus Capital Investment Corporation

		By:	/s/ W. Todd Huskinson
Name: W. Todd Huskinson
Title: Chief Financial Officer